EXHIBIT 10.3

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE AMACORE GROUP, INC.,

LBS ACQUISITION CORP.,

AND

LIFEGUARD BENEFIT SERVICES, INC.

Dated as of October 5, 2007

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 5th, 2007 is among (i) The Amacore Group, Inc., a Delaware corporation (“Parent”), (ii) LBS Acquisition Corp., a Texas corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), (iii) LifeGuard Benefit Services, Inc., a Texas corporation (the “Company”), and (iv) the shareholders of the Company who execute a joinder agreement hereto.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is the intention of the parties that the transactions contemplated hereby will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I - DEFINITIONS

1.1    Certain Definitions.

(a)  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Adjustment Date” means the date that is eighteen (18) months following the Closing (as defined in Section 2.7 below) of this transaction.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)  there is consummated a merger, consolidation, acquisition, share purchase or similar transaction involving (directly or indirectly) the Parent if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Parent immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

(ii)  there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Parent and its Subsidiaries, other than a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Parent and its Subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Parent in substantially the same proportion as their ownership of the Parent immediately prior to such sale, lease, license or other disposition.

“Charter Documents” means an entity’s certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

“Contract” means any written or oral contract, indenture, note, bond, lease, license, commitment, instrument or other agreement.

“Encumbrances” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

“Governmental Body” means any government or governmental or regulatory entity, body thereof, or political subdivision thereof, whether federal, state, local, foreign, or supranational, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Knowledge of the Company” means the actual knowledge of those Persons identified on Schedule 1.1(a).

“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule or regulation of any Governmental Body.

“Legal Proceeding” means any judicial, administrative, investigative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, or due or to become due).

“Material Adverse Effect” means a change, event, circumstance or effect that is materially adverse to the results of operations or financial condition of the Company and its Subsidiaries (taken as a whole), other than a change, event, circumstance or effect to the extent resulting from an Excluded Matter.  “Excluded Matter” means any one or more of the following:  (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Company or any of its Subsidiaries operates; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by Parent or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company or its Subsidiaries; (v) the effect of any changes in applicable Laws or accounting rules; (vi) any effect resulting from the public announcement of this Agreement or (vii) compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company and its Subsidiaries, consistent with past practice.

“Parent Common Stock” means the Parent’s Class A common stock, $.001 par value per share.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Person” means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Regulation” shall mean any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body.

“Stockholders” means the shareholders of the Company.

“Stockholders’ Representative” shall mean Ty Bruggemann.

“Shares” shall mean the shares of the Company’s common stock, par value $0.01 per share.

“Subsidiary” of any Person means any other Person of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by such first Person.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, alternative, environmental, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property (real or personal) and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to Tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Transaction Documents” shall mean the Stockholders’ Representative and Joinder Agreement, the Escrow Agreement, and each other agreement, certificate, document and instrument to be executed in accordance herewith

“TBCA” means the Texas Business Corporation Act.

(b)  Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Action	8.6
Agreed Value	3.1(b)
Agreement	Recitals
Certificate of Merger	2.2
Certificate	3.2
Claim	7.4(b)
Closing	2.7
Closing Indebtedness	10.2(f)
Closing Date	2.7
Company	Recitals
Company Common Stock	3.1
Company Employees	7.4
Damages	8.2
Disclosure Schedules	4
Effective Time	2.2
Escrow Agreement	7.1
Escrow Amount	7.1
Financial Statements	4.6
Indemnified Company Party	8.2
Indemnified Parent Party	8.1
Indemnified Person	7.8
Material Breach Matter	7.9
Merger	Recitals
Merger Consideration Per Common Share	3.1(b)
Merger Sub	Recitals
Parent	Recitals
Peg Price	3.1(b)
Post Closing Indebtedness	7.5
Real Estate Leases	4.7
Real Property	4.7
Required Consents	4.3
Securities Act	5.2(a)
Supplemental Payment	3.2(a)
Surviving Corporation	2.1
Unaudited Financial Statements	4.6

(c)  Interpretive Matters.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II - THE MERGER

2.1    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the TBCA, Merger Sub shall be merged with and into the Company at the Effective Time.  Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the TBCA.

2.2    Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Texas Certificate of Merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the TBCA and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the TBCA.  The Merger shall become effective at such time as the Certificate of Merger are duly filed with the Secretary of State of the State of Texas, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.3    Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the TBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4    Certificate of Formation and By-laws.

(a)    The Certificate of Formation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Formation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)    The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

2.5    Directors.  The persons set forth on Exhibit 2.5 shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.6    Officers.  The persons set forth on Exhibit 2.6 shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.7    Closing Date.  Subject to the satisfaction of the conditions set forth in Sections 10.1 and 10.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of at the offices of The Amacore Group, Inc., 195 International Parkway, Suite 101, Lake Mary, FL 32746 (or at such other place as Parent and the Company may designate in writing) at 10:00 a.m. (Eastern time) on a date to be specified by Parent and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by Parent and the Company.  The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date”.

ARTICLE III - EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

3.1    Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holder of any shares of common stock, par value $0.01 per share of the Company (the “Company Common Stock”) or any shares of capital stock of Merger Sub:

(a)  Capital Stock of Merger Sub.  Each issued and outstanding share of common stock, par value $0.001 per share, of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)  Company Common Stock.  Each issued and outstanding share of Company Common Stock shall be converted into the right to receive 2.469771 unregistered shares of Parent Common Stock (the “Merger Consideration Per Common Share”) such that an aggregate of 2,469,771 shares of Parent Common Stock shall be issued to the Stockholders at the Closing.  The Merger Consideration Per Common Share is based on a value of the Company of $12,348,855.00 (the “Agreed Value”) and assumes a price per share of the Parent Common Stock of Five Dollars ($5.00) (the “Peg Price”).

3.2    Share Adjustment.  On the Adjustment Date, Parent and the Stockholders shall, if necessary, adjust the shares issued to the Stockholders at the Closing as follows:

(a)  The Peg Price as described in Section 3.1(b) above shall be restated so as to reflect the average trading price of Parent Common Stock as quoted on the OTC BB or such other exchange or quotation system upon which Parent Common Stock is trading for the immediate preceding 30-day period. If the average trading price as so determined is below $5.00 per share, but not less than $1.50 per share (subject to Section 3(c)(ii)), the Stockholders shall be issued (within five (5) Business Days of the Adjustment Date) such additional shares of Parent Common Stock as may be necessary so that the aggregate number of shares of Parent Common Stock issued to the Stockholders has a value equal to the Agreed Value as of the Adjustment Date (the “Supplemental Payment”).

(b)  In the event shares of Parent Common Stock have an average trading price as determined in accordance with procedures set forth in Section 3.2(a) of $5.00 or in excess of $5.00 per share, no adjustment shall be made in the amount of shares of Parent Common Stock previously issued to the Stockholders, which issuance shall be deemed final and not subject to further adjustment.

(c)  In the event shares of Parent Common Stock have an average trading price of less than $1.50 as determined in accordance with procedures set forth in Section 3.2(a), Parent shall within five (5) Business Days of the Adjustment Date either:

(i)  Provide notice to the Stockholders’ Representative of its intent to effectively unwind the Merger, in which event Parent shall immediately and irrevocably transfer to the Stockholders one hundred percent (100%) of the outstanding capital stock of the Surviving Corporation (free of any Encumbrances) in the same proportions the Stockholders held their Shares in the Company immediately prior to the Effective Time as set forth on Schedule 4.4; and the Stockholders shall deliver to Parent eighty percent (80%) of the shares Parent Common Stock previously delivered to the Stockholders as merger consideration pursuant to Section 3.1; or

(ii)  Issue  the Stockholders the Supplemental Payment pursuant to the restated Peg Price in accordance with Section 3.2(a).

(d)    In the event of a Change in Control prior to the Adjustment Date, the share adjustment and procedures set forth in Sections 3.2(a) through (c) shall be performed immediately prior to the Change in Control with the adjusted price per share to be determined by the value imputed by such Change in Control.

(e)    In case Parent shall (i) declare a dividend or make a distribution on its outstanding shares of Parent Common Stock in shares of Parent Common Stock or (b) subdivide, combine or reclassify its outstanding shares of Parent Common Stock into a greater or lesser number of shares, the Peg Price and per share prices set forth in this Section 3.2 and in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be appropriately adjusted to reflect the intention of the parties as reflected in this Section 3.2.

3.3    Closing Deliveries of the Parent.  At the Closing, the Parent shall deliver to the Stockholders certificates or a copy of Parent’s letter to its transfer agent authorizing the agent to deliver to each Stockholders their shares of Parent’s Common Stock in accordance with Section 3.1.  In addition, the Parent shall deliver to the Stockholders the signed Transaction Documents and such other documents, if any, as the parties may deem to be necessary to carry out the intent of this Agreement.  The Stockholders acknowledge that said shares will be deemed “restricted” securities under Rule 144.  Each of the Stockholders agree that following the eighteen (18) month anniversary of the Closing Date, they will sell such shares only in accordance with the then existing Rule 144 selling formula for shares held more than one year but less than two years or pursuant to another applicable exemption or registration statement.

3.4    Closing Deliveries of the Stockholders.  At the Closing, the Stockholders shall deliver to the Parent certificates for the Shares duly endorsed for transfer or accompanied by an executed stock power, transferring such Shares to Parent.  The shares to be delivered to the Parent shall equal 100% of the issued and outstanding shares of the Company.  In addition, the Stockholders shall deliver to the Parent the executed Transaction Documents, as applicable, as and such other documents, if any, as the parties may deem to be necessary to carry out the intent of this Agreement.  Included within the foregoing will be any consent necessary from person, firms and/or corporations in contract with the Company which consents are required pursuant to the terms of said contractual arrangements in transactions such as the one contemplated by this Agreement.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedules (the “Disclosure Schedules”) delivered to Parent and Merger Sub in connection with this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that each statement contained in this Article IV is true and correct as of the Closing.  The Disclosure Schedules have been arranged for purposes of convenience only, in sections corresponding to the Sections of this Article IV.  Each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules.

4.1    Corporate Status.  The Company is a Texas, Sub-Chapter S corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was incorporated, and is qualified to do business as a foreign corporation in any jurisdiction where such corporation is required to be so qualified.  The Company has delivered to the Parent current, correct and complete copies of its Charter Documents and bylaws, both of which are in full force and effect as of the date hereof, and its minute book along with a Certificate of Good Standing in the state in which the Company is incorporated and such other states in which it is authorized to do business.

4.2    Authorization.  The Company has the requisite power and authority to carry on its business as now conducted.  The Company has the requisite power and authority to execute and deliver any of the respective Transaction Documents to which it is or will at the Closing become a party and to perform the transactions to be performed by it.  Such execution, delivery and performance have respectively been duly authorized by all necessary corporate action with respect to the Company.  Each Transaction Document executed and delivered by the Company as of the date hereof has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.  The Company’s Board of Directors and Stockholders have unanimously approved the Merger contemplated under this Agreement.

4.3    Consents and Approvals.  Except for any filings, consents or approvals specified on Schedule 4.3 (the “Required Consents”), neither the execution and delivery by the Company of the Transaction Documents to which it is or will be a party, nor the performance of the transactions performed or to be performed by the Company, will require any filing, consent, renegotiation or approval, constitute a default or cause any payment obligation to arise under: (a) any Law or Order to which the Company is subject; (b) the Charter Documents or bylaws of the Company; or (c) any material Contract, Permit or other document to which the Company is a party by which the properties or other assets of the Company may be subject.

4.4    Capitalization and Stock Ownership.  The capitalization of the Company is set forth on Schedule 4.4.  Except as set forth on Schedule 4.4 hereto, there are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of the Company.  All of the Shares are duly and validly authorized and issued, fully paid and non-assessable.  The Stockholders are the record and sole beneficial owners of all of the Shares in the respective amounts specified on Schedule 4.4, free and clear of all Encumbrances.  Upon completion of the transactions at the Closing, the Parent will receive valid title to all of the Shares, free and clear of all Encumbrances, which shares will represent 100% of the issued and outstanding shares of the Company as of the Closing.

4.5    Title to Assets and Related Matters.  The Company has good and marketable title to, valid leasehold interests in or valid licenses to use, all of the assets, free from any Encumbrances except: (a) those specified in Schedule 4.5; (b) liens for taxes not yet due; and (c) with respect to real property; (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company and (ii) zoning laws and other land use restrictions that do not impair the present use of the property subject thereto.  All tangible personal property included in the assets are suitable for the purposes for which they are used, in good working condition, reasonable wear and tear excepted and are free from any known defects.

4.6    Financial Statements.  The Company has delivered to Parent correct and complete copies of the Company’s unaudited  financial statements consisting of a balance sheet as of the end of each month from January 1, 2006 through and including August 31, 2007 and the related statements of income for the periods then ended (the “Unaudited Financial Statements”), copies of which are attached as Schedule 4.6.  All such Unaudited Financial Statements are referred to herein collectively as the “Financial Statements”.  The Financial Statements are consistent in all material respects with the books and records of the Company, and there have not been and will not be any material transactions that have not been recorded in the accounting records underlying such Financial Statements.  The Financial Statements present fairly the financial position, results of operations, cash flows and assets and Liabilities of the Company as of the dates thereof, and for the periods then ended, subject to normal recurring year-end adjustments and the absence of footnote disclosure in the case of the Unaudited Financial Statements.

4.7    Real Property.  Schedule 4.7 accurately describes all real estate used in the operation of the Company’s business as well as any other real estate possessed or leased by the Company and the improvements (including buildings and other structures) located on such real estate (collectively, the “Real Property”), and lists any leases under which any such Real Property is possessed (the “Real Estate Leases”).  All of the Real Property (a) is usable in the Ordinary Course of Business and is in good operating condition and repair and (b) conforms with any applicable Laws, except as set forth in Section 4.5 above.  Each Real Estate Lease is in full force and effect and has not been assigned, modified, supplemented or amended and the Company is not in default under any such lease.

4.8    Certain Personal Property.  Schedule 4.8 sets forth a complete fixed asset schedule, describing all items of tangible personal property with an individual carrying value of at least $10,000 that were included in the Company’ balance sheet dated August 31, 2007 and attached hereto in Schedule 4.6.  No person other than the Company owns any vehicles, equipment or other tangible assets located on the Real Property that is necessary for the operation of the business.  The assets are suitable for the purposes for which such assets are currently used or are held for use, and are in good working condition, subject to normal wear and tear.

4.9    Liabilities.  The Company has no Liabilities, other than the Liabilities specified on Schedule 4.9.

4.10   Taxes.

(a)  The Company has timely filed all material Tax Returns and extensions required to be filed for all taxable years and periods and through the date hereof. All such Tax Returns were correct and complete in all material respects.  All material Taxes owed by the Company have been paid.  There are no liens for Taxes on any of the assets (except for liens for Taxes not yet due and payable).

(b)  The Company has properly withheld and timely paid over to the proper taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto in connection with any amounts paid to any employee, independent contractor, creditor or third party.

4.11    Legal Proceedings and Compliance with Law.

(a)  Except as set forth on Schedule 4.11(a), there are no Legal Proceedings that are pending or, to the Knowledge of the Company, threatened in writing against the Company (i) against or involving directly or indirectly its business or (ii) challenging any of the transactions that would have a Material Adverse Effect on the business.

(b)  Except as set forth on Schedule 4.11(b), the Company is in compliance with all laws applicable to the business as presently conducted.

4.12    Contracts.

(a)  Schedule 4.12 lists all Contracts of the following types to which the Company is a party or by which it is bound, including all Contracts that may be terminated by the Company on less than 30 days’ notice without any material Liability:

(i)  Contracts with any present or former shareholder, director, officer, employee, partner or consultant of the Company thereof, or any other Contract calling for the payment of money by the Company to any third party in exchange for services;

(ii)  Contracts for the future purchase of, or payment for, supplies or products, or for the lease of an asset from or the performance of services by a third party, or any Contracts for the sale of products with respect to any one supplier or other party;

(iii)  Contracts to sell or supply products or to perform services;

(iv)  Contracts to lease to or to operate for any other party any asset;

(v)  Any license, franchise, distributorship or sales agency agreement or other similar agreements, including those that relate in whole or in part to any software, technical assistance or other know-how used in the past twenty-four (24) months.

(vi)  Any notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan/repayment agreements or other Contracts for the borrowing, repayment or lending of money, agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of the Company;

(vii)  Contracts for any capital expenditure or leasehold improvement;

(viii)  Any Contracts under which any encumbrances exist with respect to any assets; and

(ix)  Any other Contracts.

(b)  The Company has delivered to Parent complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth on Schedule 4.12.

4.13    Employee Relations.  Except as set forth on Schedule 4.13, the Company: (a) is not a party to, involved in or, to the Knowledge of the Company, threatened by any labor dispute or unfair labor practice charge; (b) is not currently negotiating any collective bargaining agreement; and (c) has not made arrangements with any labor union or employee association or made commitments to or conducted negotiations with any labor union or employee association with respect to any future agreements.  The Company has delivered to Parent a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) of the Company whose total cash compensation for 2006 exceeded, or whose total compensation for 2007 is expected to exceed, $40,000.

4.14    Additional Information. Schedule 4.14 accurately lists the following:

(a)  the names of all officers and directors of the Company;

(b)  the names and addresses of every bank or other financial institution in which the Company maintains an account (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto;

(c)  the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company; and

(d)  all names under which the Company has conducted any part of the Company’s business or that it has otherwise used at any time during the past three years.

4.15    Accuracy of Information.  The representations and warranties made or contained in this Agreement, the schedules and exhibits attached hereto and the certificates and statements executed or delivered in connection herewith, and the information concerning the business of the Company delivered to the Parent in connection with or pursuant to this Agreement when taken together, including any additional disclosures set forth in Schedule 4.15, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or other material not misleading.  No event has occurred and nothing material has come to the attention of the Company that would indicate that any of such information (together with any written updates thereof furnished by the Company) is not true and correct in all material respects as of the date hereof.  There are no facts known to the Stockholders that currently or would have a Material Adverse Effect and that have not been specifically disclosed herein or in a schedule furnished herewith, other than economic conditions affecting the industry of the Company generally.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

5.1    Representations and Warranties.  Each Stockholder hereby, severally and not jointly, represents and warrants to the Parent as follows:

(a)  this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against such Stockholder in accordance with its terms;

(b)  neither the execution and delivery by the Stockholder of this Agreement, nor the performance of the transactions to be performed by the Stockholder hereunder, will require any filing, consent or approval by a third party or constitute a default under (i) any Regulation or Order to which the Stockholder is subject, or (ii) any Contract or other document to which the Stockholder is a party or by which the properties or other assets of the Stockholder may be subject;

(c)  the Stockholder is the record and sole beneficial owners of the Shares set opposite his name in Schedule 4.4, free and clear of all Encumbrances;

(d)  upon completion of the transactions at the Closing, the Parent shall receive valid title to the Stockholder’s Shares, free and clear of all Encumbrances, other than those imposed by applicable securities laws;

(e)  the Stockholder’s Shares are not subject to any pre-emptive rights or rights of first refusal, and neither the execution and delivery by the Stockholder violates any pre-emptive rights or rights of first refusal enforceable against, by statute or otherwise, the Shares; and

(f)  to best of the Stockholder’s knowledge, the representations of the Company are true and accurate as of the date hereof and will be true and accurate as of the Closing.

5.2           Accredited Investor Status.  Each Stockholder hereby, severally and not jointly, represents and warrants to the Parent as follow:

(a)  the Stockholder represents that he, she or it has sufficient knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the acquisition of Parent Common Stock and also that he/she/it is an “accredited investor” as that term is defined in Regulation D of the Securities Act of 1933, as amended (the “Securities Act”);

(b)  the Stockholder is aware of the applicable limitations under the Securities Act relating to a subsequent sale, transfer, pledge, mortgage, hypothecation, gift, assignment or other encumbrance of the Parent Common Stock; and

(c)  the Stockholder realizes that the Parent is relying on the validity of these representations and agreements contained herein and in the other Transaction Documents in issuing the Parent Common Stock to the Stockholder without registration under the Securities Act or any state securities laws.

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company and the Stockholders that:

6.1    Enforceability. (a) This Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against the Parent in accordance with its terms; and (b) neither the execution and delivery by the Parent of this Agreement, nor the performance of the transactions to be performed by the Parent hereunder, will require any filing, consent or approval by a third party or constitute a Default under (i) any Regulation or Order to which the Parent is subject, or (ii) any agreement, contract or other document to which the Parent is a party or by which the properties or other assets of the Parent may be subject.

6.2    Accredited Investor Status.

(a)  Parent is aware of the applicable limitations under the Securities Act, relating to the Shares to be acquired by Parent and that the Shares have not been registered under the Securities Act, and that such securities cannot be sold unless they are subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.

(b)  Parent is acquiring the Shares solely for investment purposes, with no present intention of distributing or reselling any of the Shares.

(c)  Parent has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Shares.

(d)  Parent acknowledges that the Company is relying on the validity of the Parent's representations and agreements contained herein in granting the Shares to it without registration under the Securities Act.

6.3    Litigation.  There are no Legal Proceedings pending or, to the knowledge of Parent, threatened that are reasonably likely to prohibit or restrain the ability of Parent to enter into this Agreement or consummate the transactions contemplated hereby.

6.4    Organization and Good Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.  Merger Sub is a newly-formed corporation organized for the sole purpose of being merged with and into the Company as part of the Merger and has no assets, liabilities or properties and otherwise does not conduct any business.

ARTICLE VII - COVENANTS

7.1    Escrow Agreement.  At the Closing, the parties will execute and exchange the “Escrow Agreement”, in the form mutually agreed to by Parent and the Stockholders’ Representative, it being the intent of the parties that one hundred percent (100%) of each respective Stockholder’s aggregate merger consideration received pursuant to this Agreement shares be held in escrow for a term of eighteen (18) months, in order to assure the Stockholders’ ability to fulfill the indemnification obligations set forth in Article VIII hereof (such aggregate number of shares of Parent Common Stock is referred to herein as the “Escrow Amount”

7.2    Compliance with Rule 144. For so long as Parent is subject to the reporting requirements of Section 13 or 15 of the Exchange Act of 1934, as amended (the “Exchange Act”) and any of the Parent Common Stock issued to the Stockholders pursuant to this Agreement are not freely tradable, Parent will use its best efforts to file the reports required to be filed by it under the Securities Act and Sections 13(a) or 15(d) of the Securities Exchange, or, if Parent ceases to be so required to file such reports, it will, upon the request of any Stockholder, (a) make publicly available such information as is necessary to permit sales of securities of Parent pursuant to Rule 144 under the Securities Act and (b) take such further action that is reasonable in the circumstances, in each case, to the extent required from time to time to enable the Stockholders to sell their Parent Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rules or regulations hereinafter adopted by the SEC.

7.3    Stockholders’ Representative and Joinder Agreement.  At the Closing, the Stockholders shall each execute the “Stockholders’ Representative and Joinder Agreement”, in the form mutually agreed to by the Stockholders and the Parent, pursuant to which the Stockholders shall each become a party to this Agreement and appoint the Stockholders’ Representative as provided therein.

7.4    Employment and Employee Benefits.  Ty Bruggemann, shall be permitted to maintain his staff and such employee benefits as are in place as of the closing in such a manner as he sees fit.

7.5    Certain Company Indebtedness. Parent agrees and acknowledges that the indebtedness set forth on Schedule 7.5 (the “Post Closing Indebtedness”) is not to be paid at Closing but shall be paid in accordance with the timing set forth on such Schedule 7.5.  In order to secure the performance by Parent of its obligations under this Section 7.5, Parent and the Stockholders’ Representative shall negotiate in good faith to enter into a mutually acceptable escrow agreement, pursuant to which the aggregate amount of the indebtedness set forth on Schedule 7.5 shall, at Closing, be placed in escrow.  Such amounts in escrow shall be used to make payments on the Company’s indebtedness as specified in this Section 7.5 and Schedule 7.5.

7.6    Tax Matters.  Parent shall cause to be timely filed all Tax Returns required to be filed by or with respect to the Surviving Corporation that are due on or after the Closing Date and shall pay or cause to be paid all Taxes due thereon.

7.7    Operation of Company Business.  Following the Closing and until such time as the Adjustment Date has occurred and the parties have determined whether or not they intend to effect an unwinding of the Merger in accordance with Schedule 3.2(c), Parent covenants and agrees that all business related to the Company will be conducted by the Company consistent with past practice such that all assets and contracts related to the Company’s business shall be titled to and entered into in the name of the Company and the Company shall not incur any liabilities other than in the Ordinary Course of Business.  Parent will take no actions for the purpose of adversely impacting the assets or business of the Company.  In the event of an unwinding of the Merger pursuant to Section 3.2(c), all assets and contracts shall remain with the Company following the unwinding.

7.8    Indemnification of Company Officers and Directors.  From and after the Effective Time, Parent shall, or Parent shall cause the Surviving Company, not to  oppose  obtaining insurance coverage in the form of D & O insurance for each any person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company for acts occurring prior to the closing provided same is reasonably obtainable.

7.9    Supplementation and Amendment of Schedules.  Parent shall notify the Company promptly, and in any event before Closing, if Parent has knowledge of any matter (a “Material Breach Matter”) the existence of which, individually or in the aggregate with respect to all such matters, constitutes a material breach by the Company of any representation or warranty in, or of this Agreement.

ARTICLE VIII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1    Survival Past Closing.  The representations and warranties of the parties hereto contained herein shall survive the Closing for a period of  two (2) years.

8.2    Indemnification by the Stockholders.  From and after the Closing Date, the Stockholders, shall jointly and severally indemnify and hold harmless the Parent and (if any) its successors and assigns, officers, directors, employees, stockholders, agents, Affiliates and any person who controls any of such persons within the meaning of the Securities Act (each, an “Indemnified Parent Party”) from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements, nature and description incurred by such Indemnified Parent Party in connection therewith) (collectively, “Damages”) that such Indemnified Parent Party may sustain, suffer or incur and that result from, arise out of or relate to: (a) any breach of any of the respective representations, warranties, covenants or agreements of the Company or any Stockholder; (b) any Taxes of the Company with respect to any tax period or partial period ending on or before the Closing Date (or for any tax period or partial period beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date) and (c) for any undisclosed Liabilities of the Company not set forth on the Schedules hereto.

8.3    Indemnification by the Parent.  From and after the Closing Date, the Parent shall indemnify and hold harmless the Stockholders and their respective successors and assigns (if any), and their respective officers, directors, employees, stockholders, agents, Affiliates and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Company Party”) from and against any Damages that such Indemnified Company Party may sustain, suffer or incur and that result from arise out of or relate to any breach of any of the respective representations, warranties, covenants or agreements of the Parent contained in this Agreement.

8.4    Claims Period.  Any claim for indemnification under this Article VIII shall be made by giving a notice to the other party on or before the first anniversary of the Closing Date as provided in the Escrow Agreement or the claim under this Article VIII shall be invalid.

8.5    Third Party Claims.  An indemnified party that desires to seek indemnification under any part of this Article VIII with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each indemnifying party prompt notice of a third party’s institution of such Action.  After such notice, any indemnifying party may, or if so requested by such indemnified party, any indemnifying party shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, that such indemnified party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the indemnifying party shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such indemnified party (which consent shall not be unreasonably withheld).  Any failure to give prompt notice under this Section 8.5 shall not bar an indemnified party’s right to claim indemnification under this Article VIII, except to the extent that an indemnifying party shall have been harmed by such failure.

8.6    Effect of Investigation or Knowledge.  Any claim by an Indemnified Parent Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to the Parent.  Each party hereto shall be deemed to be relying on the representations and warranties of any other party set forth herein, regardless of any investigation or audit conducted before or after the Closing Date or the decision of any party to consummate the Merger contemplated hereby and complete the Closing.

8.7    Contingent Claims.  Nothing herein shall be deemed to prevent an indemnified party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim to the extent then feasible and the indemnified party has reasonable grounds to believe that such a claim or demand may be made.

8.8    Application of the Escrow Amount; Exclusive Remedy; Limitations.

(a)  In the event Parent has a claim and believes in good faith that it is entitled to indemnification under this Article VIII, then Parent shall make a claim for such amount in accordance with the terms of the Escrow Agreement.

(b)  Prior the release of the Escrow Amount to the Stockholders, any indemnity claim pursuant to Sections 8.2 shall be satisfied first by recovery against the Escrow Amount;

(c)  The aggregate liability of the Stockholders for Damages pursuant to Article VIII shall not in any event exceed an amount equal to the Agreed Value plus the Closing Indebtedness plus the Post Closing Indebtedness.

(d)  Notwithstanding anything contained herein to the contrary, (i) each of the Stockholders (in his or its sole discretion) shall have the right to pay any claim amount made pursuant to this Article VIII in either cash and/or shares of Parent Common Stock to satisfy any such claim amount, and (ii) each share of Parent Common Stock shall for purposes of claims made under this Article VIII be deemed to have a value equal to the Peg Price (as may be restated pursuant to Section 3.2(a) and adjusted for Parent stock splits, stock dividends and stock combinations that occur).

(e)  No amount shall be payable under this Article VIII by Stockholders as indemnifying parties or Parent as the indemnifying party unless and until the aggregate amount of all indemnifiable Damages otherwise payable exceeds twenty-five thousand dollars ($25,000.00), in which event the amount payable shall be the entire amount of the Damages.

(f)  Except as to claims based on fraud, the sole recourse and exclusive remedy of Parent and Stockholders against each other arising out of this Agreement, whether based on tort, contract, statutory or common law remedy or equitable remedy or otherwise, including but not limited to, any misrepresentation, breach of warranty or otherwise, shall be to assert a claim for indemnification under the indemnification provisions of this Article VIII and Parent and Stockholders each covenant that it or they will not seek to obtain any remedy except as provided in this Article VIII.

8.9    Termination of Indemnification.

(a)  Any indemnity claim based on fraud shall survive without any time limitations.

(b)  Any indemnity claim based on any matter which has been described in a notice to an indemnifying party pursuant to Section 8.6 of this Agreement prior to the expiration of the applicable time limitation set forth in Section 8.1 above shall survive until the claim is finally resolved.

ARTICLE IX - EMPLOYMENT AGREEMENTS

At the Closing, the Parent will enter into Employment Agreements with the parties named on Schedule 9, in the form agreed to by the applicable parties.

ARTICLE X - CONDITIONS TO CLOSING

10.1    Conditions Precedent to Obligations of Parent.  The obligation of Parent to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Law):

(a)  the representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except (x) for changes permitted by this Agreement or (y) where the failure to be true and correct would not have a Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect;

(b)  the Company shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate signed by an authorized officer of the Company, confirming the foregoing;

(c)  the parties shall have executed and deliver the Transaction Documents;

(d)  there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e)  Parent’s counsel shall have approved the provisions contained in Article II and its sub-parts, which approval will not be unreasonably withheld or delayed; and

(f)  the parties shall have finalized and mutually agreed upon all Schedules and Exhibits hereto.

10.2    Conditions Precedent to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a)  The representations and warranties of Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) , except where the failure to be true and correct would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially delay consummation of the Transactions.  The Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect;

(b)  Parent shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Parent on or prior to the Closing Date, and the Company shall have received a certificate signed by an authorized officer of Parent, confirming the foregoing

(c)  the parties shall have executed and deliver the Transaction Documents;

(d)  there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e)  the Stockholders and Board of Directors of the Company shall have approved this Agreement;

(f)  Parent shall have delivered and made payments in full satisfaction of the Company’s indebtedness set forth on Schedule 10.2(f) (the “Closing Indebtedness”) and all encumbrances, liens and guaranties arising from such indebtedness shall have been released or the respective payees shall have acknowledged in writing the release thereof upon receipt of the payment set forth on Schedule 10.2(f); and

(g)  the parties shall have finalized and mutually agreed upon all Schedules and Exhibits hereto.

10.3    Frustration of Closing Conditions.  Neither the Company nor Parent may rely on the failure of any condition set forth in Sections 10.1 or 10.2, as the case may be, if such failure was caused by such party’s failure to use its reasonable best efforts to comply with any provision of this Agreement.

ARTICLE XI - TERMINATION

11.1    Termination of Agreement.  This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time as follows:

(a)  at the election of the Company or Parent on or after November 1, 2007, if the Effective Time shall not have then occurred by the close of business on such date, provided that neither Company nor Parent shall be entitled to terminate this Agreement on or after November 1, 2007 if the principal reason the Merger shall not have been consummated by such time is the willful, material breach by such party of its obligations under this Agreement;

(b)  by mutual written consent of the Company and Parent;

(c)  by the Company or Parent if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);

(d)  by Parent if (x) Parent is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and (y) any of the conditions set forth in Sections 10.1(a) or 10.1(b) is incapable of fulfillment, or if the breach giving rise to the failure of any such conditions to be satisfied is capable of being cured, such breach shall not have been cured within (i) thirty (30) days following receipt by the Company of notice of such breach from Parent or (ii) if the Company is taking reasonable steps to cure such breach, sixty (60) days; or

(e)  by the Company if (x) the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and (y) any of the conditions set forth in Sections 10.2(a) or 10.2(b) is incapable of fulfillment, or if the breach giving rise to the failure of any such conditions to be satisfied is capable of being cured, such breach shall not have been cured within (i) thirty (30) days following receipt by Parent of notice of such breach from the Company or (ii) if Parent is taking reasonable steps to cure such breach, sixty (60) days.

11.2    Procedure Upon Termination.  In the event of termination of this Agreement by Parent or the Company, or both, pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the Merger contemplated hereby shall be abandoned, without further action by Parent or the Company.

11.3    Effect of Termination.  In the event that this Agreement is validly terminated in accordance with Section 11.1, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent or the Company; provided, that no such termination shall relieve any party hereto from liability for any willful breach of this Agreement.

ARTICLE XII - GENERAL MATTERS

12.1    Contents of Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated herein and supersedes all prior agreements or understandings among the parties regarding those matters.

12.2    Amendment, Parties in Interest, Assignment, Etc.  This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.  No party hereto shall assign this Agreement or any right, benefit or obligation hereunder, except that Parent may assign its rights and obligations hereunder provided that it remains obligated to fulfill its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as contemplated by Sections 7.2, [7.3] and 7.7.

12.3    Interpretation.  Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) ”or” has the inclusive meaning frequently identified with the phrase “and/or” and (c) ”including” has the inclusive meaning frequently identified with the phrase “but not limited to.”  The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.  Section, subsection, schedule and exhibit references relate to this Agreement unless otherwise specified.  Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under generally accepted accounting principles.

12.4    Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, without regard to its provisions concerning conflict of laws.

12.5    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument.  Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

12.6    Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, each of the Company and Parent shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.7    Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Stockholders or the Stockholders’ Representative, to:

LifeGuard Benefit Services, Inc.
4929 W. Royal Lane
Irving, TX 75063
Facsimile:  (972) 915-4801
Attn:  Ty Bruggemann, CEO

with a copy (which shall not constitute notice) to:

Greenberg Traurig LLP
1750 Tysons Boulevard
Suite 1200
McLean, VA  22102
Facsimile:  (703) 714-8359
Attn:  Stephen W. McVearry, Esq.

If to Parent, to:

The Amacore Group, Inc.
195 International Parkway
Suite 101
Lake Mary, FL 32746
Attn: Jay Shafer, President
Fax: (407) 805-0045

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

LIFEGUARD BENEFIT SERVICES, INC.

By: /s/ Ty Bruggemann Name: Ty Bruggemann Title: Chief Executive Officer

LBS ACQUISITION CORP.

By: /s/ Jay Shafer
Name: Jay Shafer
Title: Sole Board Member

THE AMACORE GROUP, INC,

By: /s/ Jay Shafer Name: Jay Shafer Title: President